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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made effective as of January 1, 1996 ("Effective Date") by and between CORNERSTONE NATURAL GAS, INC., a Delaware corporation ("Company"), and ROBERT L. CAVNAR ("Employee").

                                R E C I T A L :

         WHEREAS, the Employee is already a senior executive officer of the Company; and

         WHEREAS, the parties desire to enter into this agreement to set forth the terms and conditions of Employee's employment by the Company;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Employee agree as follows:

                                   ARTICLE 1
                             EMPLOYMENT AND DUTIES

         1.1 EMPLOYMENT. Subject to the terms and conditions of this Agreement, Company hereby agrees to employ Employee and Employee agrees to be employed by Company, beginning as of the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement.

         1.2 POSITIONS AND DUTIES. Company engages Employee to serve as the Executive Vice President and Chief Financial Officer of Company, or in such other positions as the parties hereto may mutually agree. Employee agrees: (a) to serve in the positions referred to in the preceding sentence as well as in such additional positions of Company or any of its affiliates to which Employee is elected or appointed from time to time by the Board of Directors of the Company ("Board of Directors"); and (b) to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the bylaws of Company or such affiliate, as the case may be, as the same may be amended from time to time, as well as such additional duties and services which the parties hereto may mutually agree upon from time to time or, subject to paragraph 2.3(b)(ii) hereof, which the Board of Directors or such officers as may be designated by the Board of Directors ("Designated Employees") or of such affiliate may prescribe. Employee shall at all times comply with and be subject to such policies and procedures as Company may establish from time to time that are applicable to officers and other employees.

         1.3 OTHER ACTIVITIES. During the period of his employment by Company, Employee shall devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company or its affiliates, except with the consent of the Board of Directors or except to the extent that the Board of Directors or such affiliate may prescribe, or induce any employee of Company or any affiliate to terminate his or
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her employment with Company or such affiliate except on behalf of Company or such affiliate. The Employee represents and warrants that he is not a party to any agreement that would restrict his ability to provide services to the Company as set forth herein.

                                   ARTICLE 2
                       TERM AND TERMINATION OF EMPLOYMENT

         2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company shall employ Employee for a primary term beginning on the Effective Date and ending on the second anniversary of the Effective Date.
This Agreement will automatically be renewed and extended for successive one-year periods commencing on the anniversary of the Effective Date unless Company, acting upon the direction of the Board of Directors, gives Employee written notice of its decision not to renew this Agreement for the following term, provided that such notice is delivered to Employee at least ninety (90) days before the then current term expires. Notwithstanding the preceding provisions of this paragraph, the term of Employee's employment hereunder shall terminate upon his death or as otherwise set forth in this Agreement.

         2.2 TERMINATION BY COMPANY. Company shall have the right to terminate Employee's employment under this Agreement at any time prior to the termination of this Agreement pursuant to paragraph 2.1 hereof for any of the following reasons and only for the following reasons:

                 (a) Employee's continuing disability, which for purposes of this Agreement shall mean Employee's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the essential functions of the duties and services required of him hereunder and which continues for 180 consecutive days or more, or for any aggregate of 180 days in any period of twelve months. Evidence of such disability shall be certified by a physician acceptable to both Company and Employee and Employee agrees to be examined by such physician. Nothing in this paragraph is meant to alter the Company's duty to reasonably accommodate the employee under the Americans With Disabilities Act (the "ADA") or any other duties that the Company may have that are mandated by the ADA or the Family and Medical Leave Act.

                 (b) For cause, which for purposes of this Agreement shall mean any of the following, in each case as determined in good faith by the Board of Directors in its sole discretion: (i) Employee's gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement; (ii) the willful and continued failure by Employee to follow the reasonable instructions of the Board of Directors or any Designated Employee after written notice of such failure has been given to Employee by the Board of Directors; (iii) the willful commission by Employee of acts that are dishonest and demonstrably and materially injurious to Company, monetarily or otherwise; (iv) any misdemeanor of fraud or dishonesty with respect to the Company; or (v) Employee's final conviction of a felony or of a misdemeanor involving moral turpitude; or





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                 (c)      Employee's material breach of any material provision
of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Employee by Company of such breach.

         2.3 TERMINATION BY EMPLOYEE. Employee shall have the right to terminate his employment under this Agreement at any time prior to the termination of this Agreement pursuant to paragraph 2.1 hereof for any of the following reasons and only for the following reasons:

                 (a) If a change of control of the Company occurs, Employee shall have the right for a period of 30 days following the change of control to terminate his employment under this Agreement. A "change of control" for the purposes hereof shall be deemed to have occurred if: (i) a merger or consolidation transaction takes place and the holders of an aggregate of more than 50% of the issued and outstanding voting capital stock of the Company immediately prior to giving effect to the merger or consolidation do not hold an aggregate or more than 50% of the issued and outstanding voting capital stock of the surviving corporation; (ii) at any time more than an aggregate of 50% of the voting capital stock of the Company issued and outstanding shall not be beneficially owned by persons that beneficially own such voting capital stock on the date of the execution of this Agreement; (iii) the Company sells all or substantially all of its assets to a person other than an affiliate of the Company. For the purposes of this subsection, the term "persons" shall mean individuals, groups, corporations, partnerships, or other entities.

                 (b) the occurrence, without Employee's express written consent, of any one or more of the following events which, if correctable, remains uncorrected for 30 days following written notice of such occurrence by Employee to Company: (i) the reduction of Employee's base salary, as the same may hereafter be increased from time to time; (ii) the assignment to Employee by the Board of Directors of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 hereof as such duties are constituted as of the Effective Date; (iii) any action by Company which results in a material diminution in the position, duties or status of Employee with Company as contemplated by this Agreement; or (iv) Company requiring Employee to be permanently based anywhere other than within 50 miles of Dallas, Texas (Employee shall not be deemed to be permanently based at any other location by reason of temporary assignments for reasonable periods of times at such other location if Company or any of its subsidiaries or other affiliates have a special need for Employee's services at such other location); or

                 (c) a material breach by Company of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice by Employee to Company of such breach.

         2.4 NOTICE OF TERMINATION. If Company or Employee desires to terminate Employee's employment hereunder pursuant to paragraph 2.2 or 2.3 hereof, as the case may be, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Employee's employment hereunder and stating the effective date and reason for such termination, and upon the specified effective date Employee's employment hereunder shall be so terminated;





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provided that no such action shall alter or amend any provision hereof or rights arising hereunder.

                                   ARTICLE 3
                           COMPENSATION AND BENEFITS

         3.1 BASE SALARY. During the term of his employment hereunder, Employee shall receive a minimum annual base salary determined by the Board of Directors consistent with its practices for officers of Company, but not less than $160,000 per year, payable in accordance with the customary payroll practices of Company with respect to its officers. If Employee's base annual salary is increased at any time during the term of this Agreement, it shall not thereafter be decreased during the term of this Agreement.

         3.2 BONUSES. During the term of his employment hereunder, Employee shall be eligible to participate in Company's bonus plan that the Board of Directors may have in place from time to time, but nothing in this Agreement guarantees any bonuses will be awarded to Employee.

         3.3 VACATION AND SICK LEAVE, CLUB MEMBERSHIPS, ETC. During each year of his employment hereunder:

                 (a) Employee shall be entitled to three weeks of vacation at full pay and sick leave at full pay equal to the maximum sick leave available to any officer of Company, in each case without regard to the period of service that might otherwise be necessary to entitle Employee to such vacation or sick leave under standard Company policy applicable to its officers.

                 (b) Company shall pay or reimburse Employee for the payment of all fees and dues required to be paid by Employee with respect to Employee's membership in any one business, luncheon, athletic or country club of which Employee is currently a member as of the Effective Date of this Agreement.

                 (c) Company shall pay, or reimburse Employee for the payment of, the cost of an annual physical examination to be conducted by a doctor of Employee's choosing, to the extent that such cost is not payable or reimbursable to Employee under any health insurance plan maintained by Company.

         3.4 OTHER COMPANY BENEFITS. During his employment hereunder, Employee and, to the extent applicable, Employee's family, dependents and beneficiaries, shall be allowed to participate in all employee benefit plans and programs (including, without limitation, profit sharing, thrift, medical, health and dental care, life insurance, and disability insurance, but excluding any bonus plans and programs other than those referred to in paragraph 3.2 hereof), including improvements or modifications of the same, available to similarly-situated Company employees on or after the Effective Date, except for such benefit plans and programs





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which the Board of Directors, in its sole discretion, shall adopt for select employees to compensate them for special or extenuating circumstances.

         3.5 OBLIGATIONS OF COMPANY REGARDING BENEFIT PLANS. Company shall not by reason of this Article 3 be obligated to institute, maintain or refrain from changing, amending or discontinuing any incentive compensation or employee benefit plan or program, so long as such actions are applicable to covered officers of Company generally. Except to the extent specifically set forth in this Article 3 or in Article 4 hereof, nothing in this Agreement is to be construed or interpreted to provide Employee greater rights, participation, coverage or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors, none of the benefits or arrangements described in this Article 3 or in Article 4 hereof shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Company.

                                   ARTICLE 4
                     EFFECT OF TERMINATION ON COMPENSATION

         4.1 BY EXPIRATION. Upon the termination of Employee's employment hereunder pursuant to paragraph 2.1 hereof, all compensation and all benefits to Employee hereunder shall cease and terminate as of the date of such termination. In the event of such termination, Employee shall be entitled to receive his base salary through the date of such termination.

         4.2     PRIOR TO EXPIRATION.

                 (a) If Employee's employment hereunder shall be terminated by Company pursuant to paragraph 2.2 hereof or by Employee in breach of this Agreement, all compensation and all benefits to Employee hereunder shall cease and terminate contemporaneously with such termination of employment. Employee shall be entitled to receive his base salary through the date of such termination.

                 (b) If this Agreement is terminated by the Employee as allowed under 2.3 of the Agreement or by the Company for any reason not set forth in Paragraph 2.1 or 2.2, then (i) all compensation and all benefits to Employee hereunder shall cease and terminate contemporaneously with such termination of employment, except that all health and dental benefits available to Employee under Company's group health and dental plans as of the date of such termination shall continue to be made available to Employee at Company's expense for a period of eighteen months following such termination, excluding any Exec-U-CareTM benefits and UNUM Disability Income Policy, (ii) Employee shall be entitled to receive his base salary through the date of such termination and (iii) Employee shall be entitled to be paid a severance payment equal to two times the amount of his highest annual base salary during the term of this Agreement.





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                 (c)      As a condition to the receipt of any payment under
paragraph 4.2(b) hereof, Employee shall first execute a release in the form established by Company, releasing and forever discharging Company and its affiliates and the officers, directors, employees and agents of Company and its affiliates from any and all claims and obligations and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee's employment with Company (or any of its affiliates), or the termination of such employment or otherwise arising out of this Agreement. Such release shall be in form and substance satisfactory to the Company. If Employee is entitled to and receives the payments provided under paragraph 4.2(b) hereof, performance of the obligations of Company thereunder will constitute full settlement of all claims that Employee might otherwise assert against Company or its affiliates on account of the termination of the employment relationship.

         4.3 DATE OF PAYMENTS. Except as otherwise agreed to by the parties hereto, any payment payable to Employee under paragraph 4.2(a) or 4.2(b) hereof (other than with respect to any health or dental benefits referred to in such paragraphs) shall be paid within 30 days after the date of termination of Employee's employment hereunder.

         4.4 EFFECT OF TERMINATION ON COMPANY PLANS AND PROGRAMS. Except to the extent specifically provided in this Article 4, the provisions of this
Article 4 shall not affect any rights or obligations of Company or Employee under any employee benefit plan or program. Notwithstanding the foregoing, Employee shall not be entitled to any payment that would otherwise be payable to him under any Company severance plan or policy in connection with the termination of his employment hereunder.

         4.5 LIMITATION ON CHANGE OF CONTROL ACTIONS. Notwithstanding anything contrary in this Agreement, any and all payments (including any benefit or transfer of property) in the nature of compensation to or for the benefit of Employee under any arrangement which is deemed to be contingent on a change of control for purposes of section 280G of the Internal Revenue Code ("change in control actions") shall be collectively subject to an overall maximum limit. Such maximum limit shall be $1.00 less than the largest amount under which no portion of the "change of control actions" is considered a "parachute payment," within the meaning of section 280G of the Internal Revenue Code (taking into account all of the limitations, exceptions and exemptions contained therein). Accordingly, to the extent that the change of control actions would be considered a parachute payment, then the portions of such change of control actions shall be reduced or eliminated until the remaining change of control actions with respect to Employee is $1.00 less than the maximum allowable which would not be considered a parachute payment under the Internal Revenue Code. As used in this paragraph 4.5, the term "arrangement" includes any agreement between Employee and Company or any affiliate of Company and any and all of Company's and any affiliate's salary, bonus, incentive, compensation or benefit plans, programs or arrangements, and shall include this Agreement.

         4.6 NO DUTY TO MITIGATE LOSSES. Employee shall have no duty to find new employment following the termination of his employment by Employee pursuant to paragraph 2.3 hereof or by Company in breach of this Agreement. Any salary, remuneration or other





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amounts received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) or which might have been received by Employee had he sought to provide such services to a third party shall not reduce Company's obligation to make any payments to Employee pursuant to paragraph 4.2(b) hereof or the amount of such payments.

                                   ARTICLE 5
                            CONFIDENTIAL INFORMATION

         5.1 COMPANY INFORMATION. Employee acknowledges that Company's business is highly competitive and that Company's books, records and documents, Company's technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning Company's customers and business associates and other proprietary information, including, but not limited to, systems, procedures, manuals and data as well as financial information concerning Company's products and services (including the revenues, costs or profits associated with any such products and services), information with respect to the nature and type of Company's products and services, the equipment and methods used and preferred by Company's customers and the fees paid by such customers, all comprise confidential business information and trade secrets of Company which are valuable, special and unique assets of Company, which Company uses in its business to obtain a competitive advantage over Company's competitors which do not know or use this information. Employee further acknowledges that protection of Company's confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Company in maintaining its competitive position. Accordingly, Employee hereby agrees that he will not, at any time during or after expiration of his employment hereunder make or permit any unauthorized disclosure of any confidential business information or trade secrets of Company, or make or permit any use thereof, except for the benefit of, and on behalf of, Company. For the purposes of this Article 5, the term "Company" shall also include affiliates of Company. For purposes of this Agreement, Confidential Information shall not include (i) any information which is commonly known to the public; (ii) any information disclosed by a third party who is not subject to or in breach of any confidential obligation to the Company or (iii) any information otherwise voluntarily disclosed by the Company.

         5.2 THIRD-PARTY INFORMATION. Employee acknowledges that, as a result of his employment by Company, he may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers and the like, of Company. Employee agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as confidential business information and trade secrets of Company.

         5.3 RETURN OF DOCUMENTS. All written or magnetic materials, records and other documents made by, or coming into the possession of, Employee during the period of his employment by Company which contain or disclose Company confidential business information or trade secrets shall be and remain the property of Company. Upon termination of Employee's





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employment hereunder for any reason or upon the request of Company at any time,
Employee promptly shall deliver the same, and all copies thereof, to Company.

         5.4 INJUNCTIVE RELIEF. Without intending to limit the remedies available to Company and notwithstanding the provisions of paragraph 6.1 hereof, Employee acknowledges that a breach of any of the provisions of this
Article 5 would likely result in material irreparable injury to Company which would not, in whole or in part, be compensable in money damages and for which Company would have no adequate remedy at law. Accordingly, Employee agrees that, in the event of such a breach or threat thereof, Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Article 5 or such other relief as may be available to specifically enforce any of the provisions of this Article 5.

                                   ARTICLE 6
                                 MISCELLANEOUS

         6.1 ARBITRATION. Subject to the provisions of paragraph 5.4 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas County, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party hereto shall bear his or its own costs of arbitration, but if Employee is the prevailing party in such arbitration, he shall be entitled to recover from Company as part of any award entered his reasonable expenses for attorneys' fees and disbursements.

         6.2 WITHHOLDING. Company may withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         6.3 NOTICES. For purposes of this Agreement, all notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Company, to:       Cornerstone Natural Gas, Inc.
                                  8080 North Central Expressway, Suite 1200
                                  Dallas, Texas   75206-1815
                                  Attention:  President

         If to Employee, to:      Robert L. Cavnar
                                  8080 North Central Expressway, Suite 1200
                                  Dallas, Texas   75206-1815





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or to such other address as either such party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         6.4 APPLICABLE LAW. This Agreement is entered into under, and shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

         6.5 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6.6 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         6.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         6.8 HEADINGS. The paragraph headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         6.9 AFFILIATE. As used in this Agreement, "affiliate" shall mean any entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

         6.10 ASSIGNMENT. The rights and obligations of Employee hereunder are personal and no right, benefit or obligation of Employee hereunder shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of Company. Subject to the provisions of the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, successors and assigns.

         6.11 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives. As used in this Agreement, the term "successor" shall include any person, firm or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company.

         6.12 TERM. This Agreement has a term co-extensive with the term of employment specified in paragraph 2.1 hereof, provided that (a) except as otherwise provided herein, termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination and
(b) the provisions of Article 5 hereof shall survive the termination of this Agreement.





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         6.13    ENTIRE AGREEMENT.  Except as provided in (a) written policies and procedures promulgated by Company that are applicable to officers of Company, (b) the written benefit plans and programs referenced in Article 3 hereof or (c) any signed written agreements hereafter executed by Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between Company and Employee. Any modification or waiver of any provision of this Agreement will be effective only if it is in writing and signed by both of the parties hereto.

         IN WITNESS WHEREOF, Company and Employee have executed this Agreement effective as of the Effective Date.

                                        COMPANY

                                        CORNERSTONE NATURAL GAS, INC.



                                        By:    /s/ Ray C. Davis
                                           -----------------------------------
                                               Chairman of the Board and
                                               Chief Executive Officer



                                        EMPLOYEE



                                        By:    /s/ Robert L. Cavnar
                                           -----------------------------------
                                               Robert L. Cavnar





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